Exhibit 99.1

Contacts:
Lawrence D. Firestone	Annie Leschin/Brooke Deterline
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES THE RESIGNATION OF CHIEF OPERATING OFFICER
Fort Collins, Colo., January 7, 2007 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced the resignation of Mr. Steve Rhoades, Chief Operating Officer. Mr. Rhoades and the company have agreed that Mr. Rhoades will continue in his current capacity with the company for a transition period of up to six months.
Dr. Hans Betz, President and CEO stated, “I would like to express my thanks to Steve for his significant contributions to the company over the last five years. With Steve’s leadership, the company has established a world-class manufacturing operation, including the transition of high—volume manufacturing to China, providing the company with a strong platform for growth. We all wish Steve well with his future endeavors.”
Mr. Rhoades added, “Advanced Energy has been a pivotal step in my career. I have had the pleasure of working with one of the top management teams in the industry and I would like to thank Hans Betz and the entire Advanced Energy team for the experience.”
About Advanced Energy
Advanced Energy® develops innovative power and control technologies that enable high-growth, plasma thin-film manufacturing processes worldwide, including semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications. Advanced Energy® also develops grid connect inverters for the solar energy market.